Exhibit 99.1

Walker & Dunlop Reports Q1 2018

Net Income of $37 Million

Adjusted EBITDA Increases to $52 Million

FIRST QUARTER 2018 HIGHLIGHTS

•	Total transaction volume of $4.8 billion
•	Total revenues of $147.5 million
•	Net income of $36.9 million, or $1.16 per diluted share
•	Adjusted EBITDA[1] of $52.1 million
•	Servicing portfolio of $76.0 billion at March 31, 2018
•	Declared $0.25 per share cash dividend for the second quarter 2018

Bethesda, MD – May 2, 2018 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported first quarter 2018 net income of $36.9 million, or $1.16 per diluted share, representing the third most-profitable quarter in its history. Total revenues for the first quarter 2018 were $147.5 million, generating adjusted EBITDA of $52.1 million. The results from the first quarter 2018 reflect the strength of Walker & Dunlop’s brand and the scale and diversity of its business.

“Walker & Dunlop’s strong first quarter results reflect the scale and diversification we’ve achieved through strategic investments in the platform over the past several years,” commented Chairman and CEO, Willy Walker. “We earned net income of $37 million or $1.16 per diluted share on $4.8 billion of total transaction volume, the second strongest first quarter transaction volume in our history. Adjusted EBITDA increased year over year to $52 million, demonstrating the value of the long-term, prepayment-protected revenue streams generated by our $76 billion servicing portfolio.”

Mr. Walker continued, “In the first few months of the year, we executed on several strategic initiatives that take us closer to achieving our goal of generating $1 billion in annual revenues by the end of 2020. In April, we completed the acquisition of JCR Capital, an alternative asset manager with a strong track record of raising capital to invest in debt, preferred equity, mezzanine equity and JV equity in the middle-market commercial real estate space. The acquisition of JCR is the first step towards achieving our goal of building an $8 to $10 billion asset management business. We also have continued to add bankers and brokers to W&D this year, including a capital markets team in Philadelphia and an investment sales team in Boston, both of which fill gaps in our platform in the Northeast, where we see a significant growth opportunity. We expect to continue to recruit and acquire additional broker and banker talent onto our platform as we seek to grow market share and achieve our long-term strategic goals.”

First Quarter 2018 Earnings Release

FIRST QUARTER 2018 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q1 2018	Q1 2017	$ Variance	% Variance
Fannie Mae	$1,240,502	$1,888,936	$(648,434)	(34)%
Freddie Mac	1,319,977	1,162,950	157,027	14
Ginnie Mae - HUD	352,416	207,032	145,384	70
Brokered	1,573,909	1,330,298	243,611	18
Interim Loans	24,713	136,550	(111,837)	(82)
Loan origination volume	$4,511,517	$4,725,766	$(214,249)	(5)%
Investment sales volume	337,745	286,730	51,015	18
Total transaction volume	$4,849,262	$5,012,496	$(163,234)	(3)%

Discussion of Results:

•

The 34% decrease in Fannie Mae loan origination volume year over year was due principally to a 35% decrease in Fannie Mae’s overall loan originations during the first quarter 2018 compared to the first quarter 2017. In addition, we originated two large portfolios with Fannie Mae in the first quarter 2017 totaling $793.3 million while no similarly large portfolios were originated during the same period in 2018.

•

We continue to see strong demand for debt financing due to the strength of the commercial real estate and multifamily markets, positive macroeconomic fundamentals, a relatively low interest rate environment, and robust demand for rental properties. Even during this period of strong demand, we do experience quarterly variation in loan origination volumes.

•

Continued strong demand for floating-rate debt financing, a loan product Freddie Mac excels in, led to a slight increase in Freddie Mac’s overall loan originations year over year. Additionally, we originated a $287.2 million portfolio of Freddie Mac loans during the first quarter 2018 compared to no large portfolios in the prior year quarter.

•	A $60.7 million period-over-period increase in construction lending was a significant contributor to the large percentage increase in HUD lending.
•	A substantial increase in the average number of mortgage bankers with a primary expertise in brokered loan originations was the largest driver of the increase in brokered loan origination volume.

SERVICING PORTFOLIO
(dollars in thousands)	Q1 2018	Q1 2017	$ Variance	% Variance
Fannie Mae	$32,566,330	$28,741,065	$3,825,265	13%
Freddie Mac	27,709,640	21,426,315	6,283,325	29
Ginnie Mae - HUD	9,634,192	9,073,355	560,837	6
Brokered	5,865,961	4,829,934	1,036,027	21
Interim Loans	215,481	313,355	(97,874)	(31)
Total servicing portfolio	$75,991,604	$64,384,024	$11,607,580	18%
Weighted-average servicing fee rate (basis points)	25.6	26.5
Weighted-average remaining term (years)	9.8	10.2

Discussion of Results:

•	During the first quarter 2018, we added $1.5 billion of net loans to our servicing portfolio, nearly all of which were Fannie Mae and Freddie Mac loans.
•

Our servicing portfolio has experienced significant growth over the past year due to our record loan origination volumes and relatively few payoffs. During the past 12 months, we have originated $24.7 billion of loans, $16.9 billion of which were Agency loans.

First Quarter 2018 Earnings Release

•

The decrease in the weighted-average servicing fee is the result of the net addition of $7.9 billion of Freddie Mac, HUD, and brokered loans serviced compared to an increase of only $3.8 billion of Fannie Mae loans serviced during the past 12 months. Fannie Mae loans have the highest servicing fees of all the loan types we service.

•

The decrease in the weighted-average remaining term is the result of the $11.1 billion increase in Fannie Mae, Freddie Mac, and brokered loans serviced compared to an increase of $0.6 billion in HUD loans serviced during the past 12 months. Fannie Mae, Freddie Mac, and brokered loans typically have terms of 10 years or fewer, while HUD loans typically have terms of 30 years or more.

•	Fewer than $5.0 billion of Agency loans in our servicing portfolio are scheduled to mature over the next two years.
•

Net mortgage servicing rights (“MSRs”) from loan originations during the quarter decreased $3.7 million. The decrease was principally due to the relatively low volume of Fannie Mae loan originations, which produce the largest MSRs of all the loan products we originate. Over the past 12 months, net MSR additions were $68.5 million.

•	The MSRs associated with the servicing portfolio had a fair value of $841.4 million as of March 31, 2018.

REVENUES
(dollars in thousands)	Q1 2018	Q1 2017	$ Variance	% Variance
Loan origination fees	$48,816	$50,897	$(2,081)	(4)%
Gains attributable to MSRs	32,693	45,535	(12,842)	(28)
Gains from mortgage banking activities	81,509	96,432	(14,923)	(15)
Servicing fees	48,040	41,525	6,515	16
Net warehouse interest income, LHFS	1,108	3,675	(2,567)	(70)
Net warehouse interest income, LHFI	749	2,945	(2,196)	(75)
Escrow earnings and other interest income	7,348	3,292	4,056	123
Other revenues	8,698	10,643	(1,945)	(18)
Total revenues	$147,452	$158,512	$(11,060)	(7)%
Key revenue metrics (as a percentage of loan origination volume):
Origination related fees	1.08%	1.08%
Gains attributable to MSRs	0.72	0.96
Gains attributable to MSRs - Agency loans [2]	1.12	1.40

Discussion of Results:

•	The decrease in loan origination fees was driven by the decrease in loan origination activity in the first quarter 2018 compared to the prior-year first quarter.
•	The decreases in gains attributable to MSRs and the MSR gains metrics were primarily the result of the aforementioned decrease in Fannie Mae loan origination volume year over year.
•	The $11.6 billion increase in the servicing portfolio over the past 12 months was the principal driver of the substantial growth in servicing fees year over year.
•

The decrease in net warehouse interest income from loans held for sale was due to a lower average balance of loans outstanding during the first quarter 2018 compared to the first quarter 2017 and a significantly lower net interest margin year over year. The decrease in the net interest margin is related to a substantial increase in the short-term rates at which we borrow with a much smaller increase in the long-term interest rates on the loans we fund through those borrowings, resulting from a flattening of the yield curve year over year.

•

The decrease in net warehouse interest income from loans held for investment was due to a lower average balance of loans outstanding resulting from the creation of our interim loan joint venture in the second quarter 2017. We transferred a significant portion of our loans held for investment to the joint venture upon its formation. Additionally, substantially all of the interim loan originations subsequent to the creation of the joint venture have been held by the joint venture. We own a 15% interest in the joint venture.

First Quarter 2018 Earnings Release

•

Escrow earnings benefitted from an increase in the average balance of escrow accounts outstanding from the first quarter 2017 to the first quarter 2018. Additionally, the average placement fees on our escrow accounts has increased significantly over the past year as short-term interest rates have increased.

•	The decrease in other revenues was principally due to decreases in prepayment and assumption fees.

EXPENSES
(dollars in thousands)	Q1 2018	Q1 2017	$ Variance	% Variance
Personnel	$55,273	$56,172	$(899)	(2)%
Amortization and depreciation	33,635	32,338	1,297	4
Provision (benefit) for credit losses	(477)	(132)	(345)	261
Interest expense on corporate debt	2,179	2,403	(224)	(9)
Other operating expenses	12,951	11,608	1,343	12
Total expenses	$103,561	$102,389	$1,172	1%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	37%	35%
Other operating expenses	9	7

Discussion of Results:

•

Fixed compensation costs increased due to acquisitions and hiring to support our growth, resulting in a 9% increase in the average headcount from 573 in the first quarter 2017 to 625 in the same period in 2018.

•

Variable compensation costs decreased as a result of a decrease in commissions expense resulting from the decreases in total transaction volume and origination fees and a decrease in the accrual for subjective bonuses.

•	The increase in the personnel expenses metric was due to lower total revenues and the increase in fixed compensation costs year over year.
•

Amortization and depreciation costs increased due to the growth of the average balance of MSRs outstanding year over year. Over the past 12 months, we have added $68.5 million of MSRs, net of amortization and write offs due to prepayment.

•

The increase in other operating expenses stems from increased office and travel costs due to the increase in average headcount year over year and increased legal expenses in connection with our acquisition of JCR Capital Investment Corporation and subsidiaries in the second quarter 2018.

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q1 2018	Q1 2017	$ Variance	% Variance
Walker & Dunlop net income	$36,861	$43,221	$(6,360)	(15)%
Adjusted EBITDA	52,149	50,305	1,844	4
Diluted EPS	$1.16	$1.35	$(0.19)	(14)%
Operating margin	30%	35%
Return on equity	18	28

Discussion of Results:

•	The average quarterly net income growth over the past 12 quarters is 53%, and the average quarterly diluted EPS growth is 52% during the three-year period.
•

The quarter-over-quarter decrease in net income is largely attributable to the aforementioned decrease in total revenues on decreased total transaction volume, partially offset by  a 45% decrease in income tax expense. Income tax expense was $7.2 million for the first quarter 2018 compared to $13.1 million during the same quarter last year. The decrease was largely related to the enactment of the Tax Cuts and Jobs Act (“tax reform”) in December 2017. Tax reform significantly reduced the statutory Federal income tax rate from 35% to 21%. The reduction in the statutory tax rate led to a decrease in our estimated annual effective tax rate from 38.6% for the first quarter of 2017 to 25.7% for the first quarter 2018. Partially offsetting the decrease in the estimated annual effective tax rate was a decrease in excess tax benefits from $8.7 million in

First Quarter 2018 Earnings Release

the prior-year first quarter to $4.1 million for the current-year first quarter. The decrease in the excess tax benefits was driven primarily by a reduction in the number of shares that vested and the decrease in the Federal statutory tax rate. After applying the estimated annual effective tax rate to income from operations and then reducing income tax expense by excess tax benefits, the resulting effective tax rate for the first quarter 2018 was 16.4% compared to 23.3% for the first quarter 2017.

•

The increase in adjusted EBITDA was driven by increases in servicing fees and escrow earnings and other interest income and a decrease in personnel costs, partially offset by the decreases in origination fees, net warehouse interest income, and other revenues and the increase in other operating expenses.

•	The decrease in operating margin was driven by the aforementioned decline in gains attributable to MSRs.
•

The decrease in return on equity is largely related to the decrease in net income and a  $183.4 million increase in stockholders’ equity over the past 12 months due primarily to $204.8 million of net income recorded over the past year, partially offset by share repurchases and dividend payments.

KEY CREDIT METRICS
(dollars in thousands)	Q1 2018	Q1 2017	$ Variance	% Variance
At risk servicing portfolio [3]	$28,883,122	$25,187,219	$3,695,903	15%
Maximum exposure to at risk portfolio [4]	5,912,327	5,183,874	728,453	14
60+ day delinquencies within at risk portfolio	$5,962	$—	$5,962	N/A %
Key credit metrics (as a percentage of the at risk portfolio):
60+ day delinquencies	0.02%	0.00%
Allowance for risk-sharing	0.01	0.01
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.05%	0.07%
Allowance for risk-sharing and guaranty obligation	0.75	0.75

Discussion of Results:

•

Our at risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae loan origination volume during the past 12 months.  There was one loan 60+ days delinquent in our at risk servicing portfolio at March 31, 2018.

•

The on-balance sheet interim-loan portfolio, which is comprised of loans for which the Company has full risk of loss, was $60.2 million at March 31, 2018 compared to $313.4 million at March 31, 2017. All of the Company’s interim loans are current and performing at March 31, 2018. We expect to see a continued decline in this portfolio as most of our future loan originations are expected to be executed through our interim loan joint venture instead of originated using our balance sheet. The interim loan joint venture holds $155.3 million of loans as of March 31, 2018.

DIVIDENDS AND SHARE REPURCHASES

On  May 1, 2018, our Board of Directors declared a dividend of $0.25 per share for the second quarter 2018. The dividend will be paid June 5, 2018 to all holders of record of our restricted and unrestricted common stock and restricted stock units as of May 18, 2018.

During the first quarter 2018, we repurchased 244 thousand shares of our common stock at a weighted-average price of $46.77 per share.

1  Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

2  The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.

3  At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well

First Quarter 2018 Earnings Release

as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

4  Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, May 2, 2018 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (877)  876-9174 from within the United States or (785) 424-1672 from outside the United States and are asked to reference the Conference ID: WDQ118. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate services and finance companies in the United States providing financing and investment sales to owners of multifamily and commercial properties. Walker & Dunlop, which is included in the S&P SmallCap 600 Index, has over 650 professionals in 29 offices across the nation with an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision (benefit) for credit losses net of write-offs, stock-based incentive compensation charges, and non-cash revenues such as gains attributable to MSRs. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
•	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
•	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

First Quarter 2018 Earnings Release

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our most recent Annual Report on Form 10-K, as it may be updated or supplemented by our Quarterly Reports on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Montz	Susan Weber
Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
(in thousands)	(unaudited)		(unaudited)	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$193,695	$191,218	$85,363	$53,338	$50,745
Restricted cash	16,991	6,677	17,179	15,768	9,313
Pledged securities, at fair value	102,059	97,859	95,102	92,401	86,900
Loans held for sale, at fair value	787,552	951,829	3,275,761	1,608,025	1,230,311
Loans held for investment, net	59,886	66,510	152,050	167,540	311,242
Servicing fees and other receivables, net	30,829	41,693	34,476	34,794	35,882
Derivative assets	20,417	10,357	43,853	24,991	15,446
Mortgage servicing rights	631,031	634,756	587,909	573,159	562,530
Goodwill and other intangible assets	124,526	124,543	124,571	124,621	124,670
Other assets	84,291	82,985	84,196	71,398	54,499
Total assets	$2,051,277	$2,208,427	$4,500,460	$2,766,035	$2,481,538

Liabilities
Accounts payable and other liabilities	$184,079	$238,538	$255,785	$229,471	$205,100
Performance deposits from borrowers	16,717	6,461	16,575	14,894	9,424
Derivative liabilities	7,455	1,850	175	500	9,449
Guaranty obligation, net	41,424	41,187	38,300	36,492	35,311
Allowance for risk-sharing obligations	3,058	3,783	3,769	3,648	3,546
Warehouse notes payable	802,496	937,769	3,305,589	1,630,268	1,406,462
Note payable	163,781	163,858	163,935	164,011	164,088
Total liabilities	$1,219,010	$1,393,446	$3,784,128	$2,079,284	$1,833,380

Equity
Preferred shares	$—	$—	$—	$—	$—
Common stock	301	300	299	301	301
Additional paid-in capital	226,332	229,080	225,985	222,874	218,801
Accumulated other comprehensive income (loss)	(34)	93	113	115	107
Retained earnings	600,257	579,943	484,963	458,819	424,252
Total stockholders’ equity	$826,856	$809,416	$711,360	$682,109	$643,461
Noncontrolling interests	5,411	5,565	4,972	4,642	4,697
Total equity	$832,267	$814,981	$716,332	$686,751	$648,158
Commitments and contingencies	—	—	—	—	—
Total liabilities and equity	$2,051,277	$2,208,427	$4,500,460	$2,766,035	$2,481,538

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income  and Comprehensive Income

(Unaudited)

	Quarterly Trends
(in thousands, except per share amounts)	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
Revenues
Gains from mortgage banking activities	$81,509	$129,458	$111,304	$102,176	$96,432
Servicing fees	48,040	46,713	44,900	43,214	41,525
Net warehouse interest income	1,857	6,689	5,358	5,800	6,620
Escrow earnings and other interest income	7,348	6,786	5,804	4,514	3,292
Other	8,698	17,556	12,370	10,703	10,643
Total revenues	$147,452	$207,202	$179,736	$166,407	$158,512

Expenses
Personnel	$55,273	$91,120	$78,469	$63,516	$56,172
Amortization and depreciation	33,635	33,705	32,343	32,860	32,338
Provision (benefit) for credit losses	(477)	(27)	9	(93)	(132)
Interest expense on corporate debt	2,179	2,344	2,555	2,443	2,403
Other operating expenses	12,951	13,300	11,664	11,599	11,608
Total expenses	$103,561	$140,442	$125,040	$110,325	$102,389
Income from operations	$43,891	$66,760	$54,696	$56,082	$56,123
Income tax expense (benefit)	7,184	(32,794)	19,988	21,570	13,063
Net income before noncontrolling interests	$36,707	$99,554	$34,708	$34,512	$43,060
Less: net income (loss) from noncontrolling interests	(154)	593	330	(55)	(161)
Walker & Dunlop net income	$36,861	$98,961	$34,378	$34,567	$43,221
Other comprehensive income (loss), net of tax:
Net change in unrealized gains and losses on pledged available-for-sale securities	(127)	(20)	(2)	8	—
Walker & Dunlop comprehensive income	$36,734	$98,941	$34,376	$34,575	$43,221

Basic earnings per share	$1.23	$3.30	$1.14	$1.15	$1.45
Diluted earnings per share	$1.16	$3.06	$1.06	$1.08	$1.35
Cash dividends declared per common share	$0.25	$—	$—	$—	$—

Basic weighted average shares outstanding	29,982	30,027	30,085	30,131	29,809
Diluted weighted average shares outstanding	31,865	32,293	32,312	32,097	32,006

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends
(dollars in thousands, except per share data)	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
Transaction Volume:
Loan Origination Volume by Product Type
Fannie Mae	$1,240,502	$2,426,878	$1,389,451	$2,188,841	$1,888,936
Freddie Mac	1,319,977	1,665,787	4,040,985	1,111,434	1,162,950
Ginnie Mae - HUD	352,416	483,494	263,714	403,981	207,032
Brokered (1)	1,573,909	2,154,644	1,893,047	1,948,918	1,330,298
Interim Loans	24,713	124,810	26,375	26,637	136,550
Total Loan Origination Volume	$4,511,517	$6,855,613	$7,613,572	$5,679,811	$4,725,766
Investment Sales Volume	337,745	1,456,554	935,960	351,825	286,730
Total Transaction Volume	$4,849,262	$8,312,167	$8,549,532	$6,031,636	$5,012,496

Key Performance Metrics:
Operating margin	30%	32%	30%	34%	35%
Return on equity	18	55	20	21	28
Walker & Dunlop net income	$36,861	$98,961	$34,378	$34,567	$43,221
Adjusted EBITDA (2)	52,149	54,657	45,000	50,988	50,305
Diluted EPS	1.16	3.06	1.06	1.08	1.35

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	37%	44%	44%	38%	35%
Other operating expenses	9	6	6	7	7
Key Revenue Metrics (as a percentage of loan origination volume):
Origination related fees	1.08%	1.12%	0.79%	1.01%	1.08%
Gains attributable to MSRs	0.72	0.77	0.67	0.79	0.96
Gains attributable to MSRs--Agency (3)	1.12	1.16	0.89	1.21	1.40

Other Data:
Market capitalization at period end	$1,841,829	$1,469,958	$1,625,634	$1,526,336	$1,302,748
Closing share price at period end	$59.42	$47.50	$52.33	$48.83	$41.69
Average headcount	625	622	609	594	573

Servicing Portfolio by Product:
Fannie Mae	$32,566,330	$32,075,617	$30,005,596	$29,573,946	$28,741,065
Freddie Mac	27,709,640	26,782,581	25,930,819	22,380,103	21,426,315
Ginnie Mae - HUD	9,634,192	9,640,312	8,878,899	8,919,840	9,073,355
Brokered (1)	5,865,961	5,744,518	5,170,479	5,128,453	4,829,934
Interim Loans	215,481	249,138	298,889	288,412	313,355
Total Servicing Portfolio	$75,991,604	$74,492,166	$70,284,682	$66,290,754	$64,384,024

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate (bps)	25.6	25.7	25.7	26.5	26.5
Weighted-average remaining term (years)	9.8	10.0	9.9	10.1	10.2

(1)	Brokered transactions for commercial mortgage backed securities, life insurance companies, and commercial banks.
(2)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(3)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.

KEY CREDIT METRICS

Unaudited

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2018	2017	2017	2017	2017
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$25,049,050	$24,173,829	$22,966,583	$22,491,811	$21,465,009
Fannie Mae Modified Risk	7,389,463	7,491,822	6,858,310	6,878,981	7,035,879
Freddie Mac Modified Risk	53,092	53,207	53,217	53,225	53,359
Interim Program JV Modified Risk (1)	155,324	182,175	146,125	—	—
Total risk-sharing servicing portfolio	$32,646,929	$31,901,033	$30,024,235	$29,424,017	$28,554,247

Non risk-sharing servicing portfolio:
Fannie Mae No Risk	$127,817	$409,966	$180,703	$203,154	$240,177
Freddie Mac No Risk	27,656,548	26,729,374	25,877,602	22,326,878	21,372,956
GNMA - HUD No Risk	9,634,192	9,640,312	8,878,899	8,919,840	9,073,355
Brokered	5,865,961	5,744,518	5,170,479	5,128,453	4,829,934
Total non risk-sharing servicing portfolio	$43,284,518	$42,524,170	$40,107,683	$36,578,325	$35,516,422
Total loans serviced for others	$75,931,447	$74,425,203	$70,131,918	$66,002,342	$64,070,669
Interim loans (full risk) servicing portfolio	60,157	66,963	152,764	288,412	313,355
Total servicing portfolio unpaid principal balance	$75,991,604	$74,492,166	$70,284,682	$66,290,754	$64,384,024

At risk servicing portfolio (2)	$28,883,122	$28,058,967	$26,556,339	$26,095,958	$25,187,219
Maximum exposure to at risk portfolio (3)	5,912,327	5,680,798	5,420,386	5,282,883	5,183,874
60+ day delinquencies, within at risk portfolio (4)	5,962	5,962	5,962	—	—
At risk loan balances associated with allowance for risk-sharing obligations	5,962	5,962	5,962	—	—

60+ day delinquencies as a percentage of the at risk portfolio	0.02%	0.02%	0.02%	0.00%	0.00%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.01	0.01	0.01	0.01	0.01
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	51.29	63.45	63.22	N/A	N/A
Allowance for risk-sharing as a percentage of maximum exposure	0.05	0.07	0.07	0.07	0.07
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.75	0.79	0.78	0.76	0.75

(1)	We indirectly share in a portion of the risk of loss associated with these loans through our 15% equity ownership in our Interim Program joint venture.

(2)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial balance of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(3)

Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

(4)	September 30, 2017 includes loans that are not 60+ days delinquent but have defaulted.

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

(in thousands)	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$36,861	$98,961	$34,378	$34,567	$43,221
Income tax expense (benefit)	7,184	(32,794)	19,988	21,570	13,063
Interest expense on corporate debt	2,179	2,344	2,555	2,443	2,403
Amortization and depreciation	33,635	33,705	32,343	32,860	32,338
Provision (benefit) for credit losses	(477)	(27)	9	(93)	(132)
Net write-offs	—	—	—	—	—
Stock compensation expense	5,460	5,369	6,508	4,310	4,947
Gains attributable to mortgage servicing rights (1)	(32,693)	(52,901)	(50,781)	(44,669)	(45,535)
Adjusted EBITDA	$52,149	$54,657	$45,000	$50,988	$50,305

(1)	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.